Exhibit 10.14

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [****], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE RIGISTRANT IF PUBLICLY DISCLOSED.

DATED 10 June 2020

(1)            OXFORD UNIVERSITY INNOVATION LIMITED

and

(2)            OXFORD UNIVERSITY (SUZHOU) SCIENCE & TECHNOLOGY CO., LTD

and

(3)            OXSED LIMITED

LICENCE OF TECHNOLOGY

(OUI PROJECTS No. 17730 & 17733)

THIS AGREEMENT is made on 10 June 2020

BETWEEN:

(1)	OXFORD UNIVERSITY INNOVATION LIMITED (Company No. 2199542) whose registered office is at University Offices, Wellington Square, Oxford OX1 2JD, England (“OUI”); and

(2)	OXFORD UNIVERSITY (SUZHOU) SCIENCE & TECHNOLOGY CO., LTD whose place of business is at Building A, 388 Ruo Shui Road, Suzhou Industrial Park, Jiangsu, 215123, P.R. China Post code: 215123 (“OUSST”)

(3)	OXSED LIMITED (Company No. 12600642) whose registered office is at Ash Tree Farm, Cumnor, Oxford OX2 9QX (the “Licensee”).

BACKGROUND:

A.	The Licensed Technology is connected with OUI Project Number: OUI project 17730, titled “Coronavirus testing primer design” and OUI project 17733, titled “Rapid test method for coronavirus.” The Licensee wishes to acquire a licence to the Licensed Technology and the Licensors are willing to license the Licensed Technology to the Licensee, on the terms of this agreement.

B.	OUI and OUSST have agreed that OUI will carry out the main administrative functions for the Licensors under this agreement so that consents, royalty payments, reporting, and communications will generally be made between the Licensee to OUI acting on behalf of the Licensors.

AGREEMENT:

1.	Interpretation

1.1	In this agreement (including its Schedules), any reference to a “clause” or “Schedule” is a reference to a clause of this agreement or a schedule to this agreement, as the case may be. Words and expressions used in this agreement have the meaning set out in Schedule 1.

2.	Grant of Licence

2.1	Each of the Licensors grants to the Licensee a licence in the Territory in respect of the Licensed Technology to develop, make, have made, use and have used, import, export and Market the Licensed Product in the Field on and subject to the terms and conditions of this agreement. Subject to clause 4 and the GSK Evaluation Licence, the Licence is exclusive in the Field in respect of Licensed Intellectual Property Rights. The Licence is non-exclusive in relation to the Licensed Know-How. The Licensors retain unrestricted rights to use and license others to use the Licensed Know-How, and to use and license the Licensed Technology outside the Field and the Territory.

2.2	The Licence granted under clause 2.1 will be royalty free for the duration of the Covid- 19 Public Health Emergency Period subject to the Licensee Marketing the Licensed Products in accordance with clause 9.1. Following the Covid-19 Public Health Emergency Period the Licence will be subject to the royalty and other payment terms set out in clause 8.

2.3	As soon as is reasonably possible after the date of this agreement (and in any event within thirty (30) days of the date of this agreement), OUI and OUSST will supply the Licensee with the Documents. OUI and OUSST shall, for a period of one (1) year from the date of this agreement, continue to provide the Licensee with such documents and materials as embody the Licensed Know-How generated during that period.

2.4	The Licensee may grant sub-licences with the prior written consent of OUI, such consent not to be unreasonably withheld, conditioned or delayed, provided that:

2.4.1	any sub-licences granted for the duration of the Covid-19 Public Health Emergency Period are royalty free and require the sub-licensee to comply with the obligations set out in clauses 2.7.1 and 9.1;

2.4.2	any sub-licences granted following the Covid-19 Public Health Emergency contain obligations on the sub-licensee to the Licensee that are commensurate with those which the Licensee has to each of the Licensors under this agreement, except the financial terms of this agreement or where it is not legally possible to include such obligations in the sub-licence;

2.4.3	the nature of the proposed sub-licensee is not likely in OUI’s or OUSST’s reasonable opinion to have any detrimental impact on the reputation of OUI, OUSST or of the University;

2.4.4	as soon as reasonably practicable following the grant of each sub-licence, the Licensee provides a certified copy of that sub-licence to each of the Licensors, such copy to be Confidential Information of the Licensee which may be redacted to the extent any information in such sub-licence does not relate to the Licensed Technology, the Licensors and/or this agreement;

2.4.5	the sub-licensee enters into a Deed of Covenant with the Licensors in the form set out in Schedule 4; and

2.4.6	no sub-licence will carry any right to sub-sub-license.

2.5	OUI will be deemed to have consented to a sub-licence within thirty (30) Business Days of receipt of such written request by the Licensee to grant a sub-licence, provided it has not refused consent or requested reasonable further time or information to consider the request within such thirty (30) Business Days period.

2.6	Notwithstanding clause 2.3, no prior written consent from OUI will be required for sub-licences if:

2.6.1	the sub-licensee or an Affiliate of the sub-licensee, at the time of entering into a new sub-licence, is already a licensee or a sub-licensee of the Licensee in respect of all or part of the Licensed Technology; or

2.6.2	the sub-licensee is an Affiliate of the Licensee;

provided always that the sub-licence complies with provisions 2.3.1 and 2.3.4 but is not required to comply with the other provisions of that clause.

2.7	The Licensee will:

2.7.1	adhere to the requirements of the University’s Medicines Access Policy and ensure that the development, manufacturing, distribution, pricing and Marketing of Licensed Products will be managed in a manner that provides global early access to Licensed Products to enable availability and accessibility at reasonable cost to the people most in need in Developing Countries;

2.7.2	ensure that the Licensed Technology will be developed and Marketed in association with the Licensed Products fully in compliance with all applicable laws and regulations, including applicable CE marking regulations and any other regulations governing the certification of products to indicate conformity with health, safety, and environmental protection standards that are applicable in the United Kingdom;

2.7.3	comply with any United Nations trade sanctions or EU or UK legislation or regulation, from time to time in force, which impose arms embargoes or control the export from the United Kingdom of goods, technology or software, including weapons of mass destruction and arms, military, paramilitary and security equipment and dual-use items (items designed for civil use, but which can be used for military purposes) and certain drugs and chemicals; and

2.7.4	not export, directly or indirectly, the Licensed Technology, Licensed Products or any technical data associated with the Licensed Technology to any country for which at the time of export an export licence or other governmental approval is required without first obtaining such licence or approval.

2.8	If the Licensee fails to comply with clause 2.7.1 or clause 9.1 during the Covid-19 Public Health Emergency Period, the Licensors may withdraw the Licensee’s exclusive rights in relation to the Licensed Technology and, upon serving written notice on the Licensee, convert the Licence to being non-exclusive.

3.	Improvements

3.1	The Licensed Technology covered by the Licence in clause 2 includes Inventor Improvements. OUI will communicate in writing to the Licensee all Inventor Improvements within a reasonable amount of time after becoming aware of the Inventor Improvement.

3.2	The Licensee acknowledges and agrees that all Intellectual Property Rights in Inventor Improvements belong to OUI and/or OUSST.

3.3	The Licensee will communicate in writing to OUI all Licensee Improvements within a reasonable amount of time after the Licensee becomes aware of, or after the completed development of, the Licensee Improvements.

3.4	OUI acknowledges and agrees that all Intellectual Property Rights in the Licensee Improvements belong to the Licensee.

4.	Rights Regarding Non-Commercial Use

4.1	The Licensee grants OUI an irrevocable, perpetual, royalty-free licence to grant the University and those persons who at any time work or have worked on the Licensed Technology the licence set out in clause 4.2.

4.2	OUI has granted and in respect of Licensee Improvements, will grant, to the University and those persons who at any time work or have worked on the Licensed Technology, a non-transferable, irrevocable, perpetual, royalty-free licence to use and to publish the Licensed Technology and the Licensee Improvements, in each case for Non-Commercial Use.

4.3	The Licensee grants OUSST and those persons who at any time work or have worked on the Licensed Technology at OUSST a non-transferable, irrevocable, perpetual, royalty-free licence to use and to publish the Licensed Technology and the Licensee Improvements, in each case for Non-Commercial Use.

5.	Filing and Maintenance

5.1	The Licensee will pay the Licensors the Past Patent Costs within thirty (30) days of receiving an invoice from one of the Licensors following the Covid-19 Public Health Emergency Period.

5.2	The Licensors will, in consultation with the Licensee and at the Licensee’s cost, prosecute, use all reasonable endeavours to maintain, and renew the Applications (including any patent applications filed for an Inventor Improvement) throughout the duration of this agreement. The Licensors will give all reasonable consideration to the views of the Licensee and will not unreasonably refuse to prosecute, maintain or renew the Applications provided always that the Licensee agrees to bear the costs of such action in accordance with this clause 5.2. The Licensee will reimburse the Licensors for all costs, filing fees, lawyers’ and patent agents’ fees, expenses and outgoings of whatever nature incurred by the Licensors in the prosecution, maintenance and renewal of the Application (including those incurred in opposition proceedings before the European Patent Office or in ex parte re-examination or inter partes review proceedings in the United States Patent and Trademark Office (“USPTO”) or any similar proceedings before any patent office challenging the grant or validity of the Application) within thirty (30) days of receiving an invoice from one of the Licensors. The Licensors shall be entitled to make it a condition of any action of the Licensors under this clause 5.2 that the Licensee provides the Licensors with sufficient money in advance to cover the costs likely to be incurred in the action.

5.3	Where any of the Applications is prosecuted in the USPTO and the Licensee is a small business concern as defined under the US Small Business Act (15USC632) the Licensors intend to pay reduced USPTO patent fees under US patent law 35USC 41(h)(1). The Licensee will notify the Licensors as soon as reasonably possible if it or a sub-licensee ceases to be a small business concern as defined under the US Small Business Act (15USC632) or becomes aware of any other reason why it would not qualify for reduced USPTO patent fees under US patent law 35USC 41(h)(1).

5.4	The Licensee shall inform the Licensors not less than six (6) months in advance of the National Phase filing deadline (noted in Schedule 2) of the territories within the scope of the PCT that it wishes to be covered in the National Phase of the Applications. In the event that the Licensee does not give the required minimum of six months advance notice the Licensors shall then be entitled to proceed with filing the Applications at the Licensee’s cost in whichever territories as it may in its sole discretion decide.

5.5	The Licensee shall be entitled to remove any one or more of the countries from the Territory at any time by giving not less than six months’ notice to the Licensors. If any of the Applications is proceeding under the PCT then such notice may not be given any earlier than the date for commencement of the National Phase filing. For the avoidance of doubt the Licensee shall remain liable for the costs mentioned in clause 5.2 that arise or are incurred by the Licensors during the said notice period in respect of the countries being removed.

5.6	The Licensors and the Licensee will carry out an annual review of the prosecution of the Applications within thirty (30) days of the end of each Licence Year and after the end of the second Licence Year. The Licensors will consider with the Licensee at each annual review whether it is appropriate for the Licensee to take over the prosecution and maintenance of the Applications provided that in all circumstances the Applications will be prosecuted in the Peoples Republic of China unless OUSST has provided its written consent (such consent not to be unreasonably withheld) for OUI or the Licensee to discontinue the prosecution and/or maintenance of the Applications in that territory.

5.7	In the event that the Licensors elect to discontinue the prosecution and/or maintenance of any of the Applications, the Licensee shall have the right but not the obligation to take over prosecution and maintenance of the Applications the Licensors have elected to discontinue.

6.	Infringement

6.1	Each party will notify the other in writing of any misappropriation or infringement of any rights in the Licensed Technology of which the party becomes aware.

6.2	The Licensee has the first right (but is not obliged) to take Legal Action at its own cost in relation to any misappropriation or infringement of any rights included in the Licensed Intellectual Property Rights in the Field and in the Territory. The Licensee must discuss any proposed Legal Action with each of the Licensors prior to the Legal Action being commenced, and take due account of the legitimate interests of each of the Licensors in the Legal Action it takes provided always that the Licensee may act without further consultation if rights in the Licensed Technology would otherwise be prejudiced or lost.

6.3	If the Licensee takes Legal Action under clause 6.2, the Licensee will:

6.3.1	indemnify and hold each of the Licensors and the University harmless against all costs (including lawyers’ and patent agents’ fees and expenses), claims, demands and liabilities arising out of or consequent upon a Legal Action and will settle any invoice received from OUI and/or OUSST in respect of such costs, claims, demands and liabilities within thirty (30) days of receipt;

6.3.2	treat any account of profits or damages (including, without limitation, punitive damages) awarded in or paid to the Licensee under any settlement of the Legal Action for any misappropriation or infringement of any rights included in the Licensed Technology as Net Sales for the purposes of clause 8, having first for these purposes deducted from the award or settlement an amount equal to any legal costs incurred by the Licensee in the Legal Action that are not covered by an award of legal costs; and

6.3.3	keep each of the Licensors regularly informed of the progress of the Legal Action, including, without limitation, any claims affecting the scope of the Licensed Technology.

6.4	The Licensors may take any Legal Action at their own cost in relation to any misappropriation or infringement of any rights included in the Licensed Intellectual Property Rights where:

6.4.1	the Licensee has notified each of the Licensors in writing that it does not intend to take any Legal Action in relation to any misappropriation or infringement of any such rights; or

6.4.2	if having received professional advice with regard to any Legal Action within fourteen (14) days of the notification under clause 6.1, and consulted with OUI, the Licensee does not take reasonable steps to act upon an agreed process for dealing with such misappropriation or infringement (which may include, for the avoidance of doubt, seeking a second opinion in respect of such professional advice) within any timescale agreed between OUI and the Licensee and in any event within forty-five (45) days of notification under clause 6.1, provided it shall not settle any action without first consulting with the Licensee and taking account of the reasonable observations and requests of the Licensee.

6.5	Subject to clauses 6.2 and 6.3, if the Licensee takes Legal Action each of the Licensors will provide such reasonable assistance as requested by the Licensee in relation to such Legal Action at the Licensee’s cost and authorises the Licensee to join each of the Licensors as a party in any Legal Action where it is a legal requirement for the patent owner to be a plaintiff in the Legal Action, provided that the Licensee indemnifies each of the Licensors under clause 6.3.1 for the costs of any legal representation in the Legal Action required by OUI.

7.	Confidentiality

7.1	Subject to clauses 7.2, 7.3 and 7.4, each party (being a receiving or disclosing party as the case may be) will keep confidential the Confidential Information of the other party and will not disclose or supply the Confidential Information to any third party or use it for any purpose, except in accordance with the terms and objectives of this agreement.

7.2	The Licensee may disclose to sub-licensees of the Licensed Technology such of the Confidential Information as is necessary for the exercise of any rights sub-licensed, provided that the Licensee shall ensure that such sub-licensees accept a continuing obligation of confidentiality on substantially the same terms as this clause and giving third party enforcement rights to each of the Licensors, before the Licensee makes any disclosure of the Confidential Information. The Licensee may also disclose the Licensed Technology to the extent reasonably required in connection with the conduct of its business including to potential investors, other business associates and professional advisors provided that such persons have agreed in writing to be bound by non-use and non-disclosure obligations that are no less strict than those set forth in this agreement or are subject to professional codes of conduct that prevent disclosure of client confidential information and the Licensee will take action in respect of any breach of such obligations.

7.3	Confidential Information may be exchanged freely between OUI, OUSST and the University and communications between those parties shall not be regarded as disclosures, dissemination or publication for the purpose of this agreement. OUI and OUSST may also disclose the terms of this agreement and royalty reports and payments made by the Licensee to any third parties that have rights to a revenue share for providing funding in the development of the Licensed Technology provided that such persons have agreed in writing to be bound by non-use and non-disclosure obligations that prevent disclosure of client confidential information and OUI or OUSST will take action in respect of any breach of such obligations.

7.4	Clause 7.1 will not apply to any Confidential Information which:

7.4.1	(save in the case of Licensed Technology) is known to the receiving party before disclosure, and not subject to any obligation of confidentiality owed to the disclosing party;

7.4.2	is or becomes publicly known without the fault of the receiving party;

7.4.3	is obtained by the receiving party from a third party in circumstances where the receiving party has no reason to believe that it is subject to an obligation of confidentiality owed to the disclosing party;

7.4.4	the receiving party can establish by reasonable proof was substantially and independently developed by officers or employees of the receiving party who had no knowledge of the disclosing party’s Confidential Information; or

7.4.5	is approved for release in writing by an authorised representative of the disclosing party.

7.5	Nothing in this agreement will prevent a party from disclosing Confidential Information where it is required to do so by law or regulation, stock exchange rules, or by order of a court or competent authority, provided that, in the case of a disclosure under the Freedom of Information Act 2000 (“FOIA”), none of the exemptions in the FOIA applies to the relevant Confidential Information and provided always that, to the extent permitted by law or regulation, the receiving party will give such notice as is reasonably practicable in the circumstances to the disclosing party about the timing and content of such a disclosure.

7.6	If any party to this agreement receives a request under the FOIA to disclose any information that, under this agreement, is another party’s Confidential Information, it will notify and consult with the other parties. The other party will respond within five (5) days after receiving notice if that notice requests the other party to provide information to assist in determining whether or not an exemption under the FOIA applies to the information requested under the FOIA.

8.	Royalties and other Payments

8.1	Following the Covid-19 Public Health Emergency Period the Licensee will pay to OUI:

8.1.1	the Licence Fee within thirty (30) days of receipt of an invoice from OUI.

8.1.2	a royalty equal to the applicable Royalty Rate on all Net Sales of Licensed Products that exceed the Royalty Threshold and the Licensee will notify OUI as soon as possible after it achieves the Royalty Threshold; and

8.1.3	a royalty equal to the Fee Income Royalty Rate on all up-front, milestone, minimum sum and other one-off payments made after the end of the Covid-19 Public Health Emergency Period (other than payments received by the Licensee from a third party which, in accordance with the terms under which those payments are received, may only be used by the Licensee in relation to research and development of a Licensed Product) received by the Licensee under or in connection with all sub-licences and options granted by the Licensee with respect to the Licensed Technology excluding royalties paid to the Licensee by a sub-licensee based on net sales of Licensed Product; and

8.1.4	a royalty equal to the Sublicensing Royalty Rate on any royalties paid to the Licensee by a sub-licensee after the end of the Covid-19 Public Health Emergency Period based on sales of Licensed Products by a sub-licensee, where the Fee Income Royalty Rate is not payable under clause 8.5.

8.2	Following expiration or revocation of the last Valid Claim covering a Licensed Product in a country in which the Licensed Product is Marketed and where there is being Marketed and sold by a third party in the normal course of business a product that, directly or indirectly, competes with the Licensed Product, the Step Down Rate (as defined below) shall apply on a country-by-country basis to the applicable Royalty Rate of such Licensed Products. For the purposes of this clause 8.2, the “Step Down Rate” shall be [****].

8.3	The Licensee will pay to OUI the Exit Fee on the occurrence of an Exit Event and the obligation to do so will survive the termination or expiry of this agreement provided that the Licensee may buy out the right for OUI to receive the Exit Fee at any time by paying OUI the Exit Buy Out Amount. The Licensee will notify OUI as soon as possible after it signs head of terms for any Exit Event, and in any event at least thirty (30) days prior to an Exit Event and will pay to OUI the Exit Fee within thirty (30) days of the date on which the Exit Event is completed.

8.4	The Licence Fee and the Exit Fee are non-refundable and will not be considered as an advance payment on royalties payable under clause 8.1.2.

8.5	If a Licensed Product Marketed by the Licensee is re-Marketed by an Affiliate, the royalty on each such Licensed Product will be calculated [****]. The Licensee will pay to OUI a royalty equal to the Fee Income Royalty Rate on any sum received by any sub-licensee that is an Affiliate where a royalty equal to the Fee Income Royalty Rate would have been due on that sum under clause 8.1.3 had it been received directly by the Licensee.

8.6	The Licensee or any of its sub-licensees may supply a commercially reasonable quantity of Licensed Products for promotional sampling provided that the number of Licensed Products supplied for promotional sampling shall not be greater than [****]% of the total number of units of each Licensed Product sold, leased or licensed by the Licensee in any Quarter. Except as set out in this clause, the Licensee must not accept or solicit any non-monetary consideration when Marketing or otherwise transferring Licensed Products or when issuing sub-licences of the Licensed Technology without the prior written consent of OUI.

8.7	The Licensee will make all payments in pounds sterling or any currency replacing pounds sterling in its entirety unless the parties agree otherwise.

8.8	For the purposes of calculating any amount payable by the Licensee to OUI in a currency other than pounds sterling (or replacement currency), the Licensee shall apply an exchange rate equivalent to the average of the applicable closing mid rates quoted by the [****] on:

8.8.1	the first Business Day of each month during the Quarter just closed; or

8.8.2	for payments under clause 8.1.3 only, the first Business Day of the month in which the payment was received by the Licensee.

8.9	Where the Licensee has to withhold tax by law, the Licensee will deduct the tax, pay it to the relevant taxing authority, and supply OUI with a Certificate of Tax Deduction at the time of payment to OUI.

8.10	In the event that full payment of any amount due from the Licensee to OUI under this agreement is not made by any of the dates stipulated, the Licensee shall be liable to pay interest on the amount unpaid at the rate of [****] per cent ([****]%) per annum over the base rate for the time being of [****]. [****].

8.11	Except as expressly set out in this agreement the Licensee shall not be required to make any payments directly to OUSST in connection with this agreement. The parties acknowledge and agree that the payments set out in this clause 8 to OUI are made by the Licensee for the benefit of both Licensors and OUI shall pay to OUSST [****] percent ([****]%) of Net Receipts.

9.	Diligence

9.1	During the Covid-19 Public Health Emergency Period the Licensee will ensure the distribution, pricing and Marketing of Licensed Products will be at Cost of Goods or Cost of Goods plus a reasonable capped profit margin to maximise the availability and accessibility of the Licensed Technology at reasonable cost during the Covid-19 Public Health Emergency Period.

9.2	Following the Covid-19 Public Health Emergency Period the Licensee must:

9.2.1	use Commercially Reasonable Endeavours to develop, exploit and Market the Licensed Technology to maximise the financial return for all parties and to demonstrate the University’s positive impact on society from the exploitation of the Licensed Technology; and

9.2.2	continue to ensure the distribution, pricing and Marketing of Licensed Products will be at-Cost of Goods or Cost of Goods plus a reasonable capped profit margin to maximise the availability and accessibility of the Licensed Technology at reasonable cost in Developing Countries.

9.3	The Licensee must use Commercially Reasonable Endeavours to develop, exploit and Market the Licensed Technology in accordance with the Development Plan.

9.4	The Licensee will provide each of the Licensors with any revised development plan together with any background supporting information necessary for OUI to evaluate the draft plan; such revised development plan to be consistent with an anticipated return to OUI under clause 8. The Licensee will consult with OUI over the draft plan and will consider in good faith any comments that OUI may put forward. Following approval of the revised development plan by each of the Licensors, the revised development plan shall become the Development Plan. Any information provided under this clause 9.4 shall be considered Confidential Information of the Licensee.

10.	Reports and Audit Rights

10.1	The Licensee will provide each of the Licensors with a report at least once in every six (6) months detailing the activities and achievements in its development of the Licensed Technology in order to facilitate its commercial exploitation, and in the development of potential Licensed Products.

10.2	During the Covid-19 Public Health Emergency Period the Licensee will provide OUI with a report within thirty (30) days after the close of each Quarter for each Licensed Product Marketed by the Licensee providing a breakdown of the Cost of Goods or Cost of Goods plus a reasonable capped profit margin in accordance with clause 9.1.

10.3	Following the Covid-19 Public Health Emergency Period the Licensee will provide OUI with a royalty report within thirty (30) days after the close of each Quarter for each Licensed Product Marketed by the Licensee, including a royalty report confirming that no royalties are due for a Quarter. Each Royalty Report will:

10.3.1	set out the Net Sales of each Licensed Product Marketed by the Licensee, including the total gross selling price of each Licensed Product Marketed by the Licensee and the quantity or total number of units of each Licensed Product Marketed by the Licensee;

10.3.2	set out details of deductions made in the calculation of Net Sales from the invoiced price of each Licensed Product in the form in which it is Marketed by the Licensee;

10.3.3	set out details of the quantity of Licensed Products used for promotional sampling by the Licensee;

10.3.4	provide a calculation of the royalties due from the Licensee to be paid at the Royalty Rate;

10.3.5	set out details of payments received by the Licensee to which the Fee Income Royalty Rate applies and provide a calculation of the royalties due from the Licensee to be paid at the Fee Income Royalty Rate

10.3.6	set out details of payments received by the Licensee to which the Sublicensing Royalty Rate applies and provide a calculation of the royalties due from the Licensee to be paid at the Sub-Licensing Royalty Rate;

10.3.7	set out the steps taken during the Licence Year to promote and Market Licensed Products; and

10.3.8	provide a breakdown of the cost at which a Licensed Product is sold, in Developing Countries based on the “at cost” as defined in clause 9.1.

The Licensee must pay OUI the royalties due in respect of the Quarter just closed at the same time as the Licensee delivers the Royalty Report, provided that, if requested, OUI will issue an invoice for the relevant payment prior to payment.

10.4	Following the Covid-19 Public Health Emergency Period within sixty (60) days after OUI receives Net Receipts from the Licensee each year, OUI will supply OUSST with a statement of all Net Receipts during the preceding year, accompanied by a calculation of the percentage due to OUSST which identifies the costs deducted, in addition to the Royalty Report provided to OUSST by OUI under clause 10.2. The statement will show the Net Receipts in pounds sterling. OUSST will then issue OUI with an invoice for the percentage due to OUSST, and OUI will settle that invoice within thirty (30) days after its receipt.

10.5	In the event of a dispute regarding the calculation of Net Sales or other payments, including the Licensee’s interpretation of International Financial Reporting Standards, whether following an audit pursuant to clause 10.8 or otherwise, the dispute shall be referred to an appropriately qualified independent expert (the “Expert”) jointly appointed by the parties (acting reasonably) who shall settle the dispute as follows. The Expert shall ask each party for written submissions within thirty (30) days of its appointment and shall be given access to the parties’ records and correspondence applicable to the dispute. The Expert shall have a period of sixty (60) days after this time to decide the dispute. The Expert will be appointed as an expert and not as an arbitrator. The parties will each have the right to make representations to the Expert. The Expert’s decision shall be binding on the parties without right of appeal and the costs of the Expert shall be borne by the non-prevailing party.

10.6	The Licensee will deliver to OUI a periodic report at the close of each Licence Year providing sufficient data (in outline form) to give a reasonable indication or estimate of the actual or expected market share of the Licensee and its sub-licensees and will notify OUI in the event that its market share does or is expected to breach the limits set out in the 2014 Commission Regulation 316/2014 Technology Transfer Block Exemption Regulation and Guidelines in Commission Communication 2014/c 89/03 whilst it applies to the UK or the limits set out in the Competition Act 1998 as amended, replaced, updated, re-enacted or consolidated from time to time. This obligation is not intended to place a significant additional financial burden on the Licensee.

10.7	The Licensee will provide data and any other information on the Licensee’s use of the Licensed Technology if asked to do so by the University to the assist the University in demonstrating the University’s impact on society and to support drafting a Research Excellence Framework impact case study for the University to submit to Research England of UK Research and Innovation as required under the current or any future (however named) Research Excellence Framework audit process.

10.8	The Licensee must keep complete and proper records and accurate accounts of all Licensed Products used and Marketed by the Licensee and any sub-licensee in each Licence Year for at least six (6) years. Following the Covid-19 Public Health Emergency Period OUI may, through an independent certified accountant appointed by OUI (“the Auditor”), audit all such accounts on at least thirty (30) days’ written notice no more than once each Licence Year for the purpose of determining the accuracy of the Royalty Reports and payments. The Auditor shall be:

10.8.1	permitted by the Licensee to enter the Licensee’s principal place of business upon reasonable notice to inspect such records and accounts;

10.8.2	entitled to take copies of or extracts from such records and accounts as are strictly necessary for the Auditor to properly conduct the audit;

10.8.3	given all other information by the Licensee as may be necessary or appropriate to enable the amount of royalties payable to be ascertained including the provision of relevant records; and

10.8.4	shall be allowed access to and permitted, to the extent reasonably required, to conduct interviews of any staff of the Licensee in order to verify the accuracy of the records and accounts and the accuracy of any statements provided to OUI under clause 10.2.

If on any such audit a shortfall in payments of greater than [****] per cent ([****]%) is discovered by the Auditor in respect of the audit period, the Licensee shall pay OUI’s audit costs.

10.9	Following the Covid-19 Public Health Emergency Period the Licensee will ensure that each sub-licence agreement has audit obligations on the sub-licensee and provides the Licensee’s auditor with the same rights of access set out in clause 10.8 and OUI shall have the right to see copies of any audit report undertaken by the Licensee’s auditor.

11.	Duration and Termination

11.1	This agreement will take effect on the date of signature. Subject to the possibility of earlier termination under the following provisions of this clause 11, and subject to the possibility of an extension to the term by mutual agreement on the same terms (which if requested by the Licensee OUI and OUSST shall agree to), this agreement shall continue in force until the later of:

11.1.1	the expiry or rejection of all patents and patent applications falling within the definition of the Application; and

11.1.2	where there is Licensed Know-How included in the Licensed Technology, twenty (20) years from the date of this agreement.

11.2	If the Licensee commits a material breach of this agreement, and the breach is not remediable or (being remediable) is not remedied within the period allowed by notice given by the Licensors in writing calling on the Licensee to effect such remedy (such period being not less than thirty (30) days), the Licensors acting jointly may terminate this agreement by written notice having immediate effect.

11.3	If OUI or OUSST commits a material breach of this agreement, and the breach is not remediable or (being remediable) is not remedied within the period allowed by notice given by the Licensee in writing calling on OUI or OUSST (as applicable) to effect such remedy (such period being not less than thirty (30) days), the Licensee may terminate this agreement by written notice having immediate effect.

11.4	The Licensee may terminate this agreement for any reason at any time provided it gives the Licensors six (6) months’ written notice to terminate expiring after the third anniversary of this agreement. Any such termination shall not absolve the Licensee of its obligation to accrue and pay royalties and other payments under the provisions of clause 8 in respect of the period prior to termination.

11.5	The Licensors acting jointly may terminate this agreement:

11.5.1	immediately, if the Licensee has a petition presented for its winding-up, (but excluding for this purpose any winding up petition presented against the Licensee in relation to any debt disputed by the Licensee), or passes a resolution for voluntary winding-up otherwise than for the purposes of a bona fide amalgamation or reconstruction, or compounds with its creditors, or has a receiver administrator or administrative receiver appointed over all or any part of its assets, or enters into any arrangements with creditors, or takes or suffers any similar action in consequence of debts;

11.5.2	on thirty (30) days’ written notice if:

(a)	the Licensee opposes or challenges the validity of the Application provided always that nothing in this clause 11.5.2 will prevent the Licensee from seeking to determine whether a product of the Licensee is a Licensed Product for the purposes of this agreement and the seeking of such determination shall not trigger any termination rights herein; or

(b)	the Licensee is in breach of clause 9 and the Licensee does not take any remedial action reasonably requested by OUI and notified to the Licensee by written notice pursuant to clause 11.1.2 within a reasonable time; or

(c)	the Licensee fails to comply with clause 2.7.1 In the distribution, pricing and Marketing of Licensed Products; or

(d)	if the Licensee fails to pay or takes steps to avoid or remove its obligation to pay the Exit Fee other than by paying the Exit Buy Out Amount.

11.6	On termination or expiration of this agreement, for whatever reason, the Licensee:

11.6.1	shall pay to OUI all outstanding royalties and other sums due under this agreement;

11.6.2	shall provide each of the Licensors with details of the stocks of Licensed Products held at the point of termination;

11.6.3	shall at the direction of the Licensors furnish to any new licensee of the Licensors any information, materials or documentation reasonably required for a new licensee to develop, exploit and make available the Licensed Technology;

11.6.4	must cease to use or exploit the Licensed Technology, provided that this restriction does not apply to Licensed Know-How or Confidential Information which has entered the public domain through no fault of the Licensee, and that the Licensee may continue to use the Licensed Technology in order to meet any specific existing binding commitments already made by the Licensee at the date of termination and requiring delivery of Licensed Products within the next six (6) months;

11.6.5	subject to clause 11.6.4 must at the option of the Licensors and at the Licensee’s cost, destroy all other Licensed Products or send all other Licensed Products to a location nominated by the Licensors to the Licensee in writing; and

11.6.6	grants each of the Licensors an irrevocable, transferable, non-exclusive licence to develop, make, have made, use and Market the Licensee’s Improvements and products that incorporate, embody or otherwise exploit the same. The Licensors shall pay a reasonable royalty for use of this licence unless the termination arises under clause 11.5, or is by the Licensors under clause 11.2, in which case it shall be royalty-free.

11.7	Termination of this agreement, whether for breach of this agreement or otherwise, shall not absolve the Licensee of its obligation to accrue and pay royalties under the provisions of clause 8 for the duration of any notice period and in respect of any dealings in Licensed Products permitted by clause 11.6 or to reimburse OUI for all costs, filing fees, lawyers’ and patent agents’ fees, expenses and outgoings of whatever nature incurred by OUI in the prosecution, maintenance and renewal of the Applications for the duration of any notice period in accordance with clause 5.2.

11.8	Clauses 1, 4.2, 6.3, 11.6, 11.7, 11.8, 11.9, 12, 13.4 and 13.14 will survive the termination or expiration of this agreement, for whatever reason, indefinitely.

11.9	Clauses 7 and 10.8 will survive the termination or expiration of this agreement, for whatever reason, for a period of six (6) years.

12.	Liability

12.1	To the fullest extent permissible by law, the Licensors do not make any warranties of any kind including, without limitation, warranties with respect to:

12.1.1	the quality of the Licensed Technology;

12.1.2	the suitability of the Licensed Technology for any particular use;

12.1.3	whether use of the Licensed Technology will infringe third-party rights; or

12.1.4	whether the Application will be granted or the validity of any patent that issues in response to that Application.

12.2	Except in relation to any claims, damages and liabilities arising directly from the fraud, recklessness or wilful misconduct of OUI, OUSST or the University, the Licensee agrees to indemnify OUI, OUSST and the University and hold OUI and the University harmless from and against any and all claims, damages and liabilities:

12.2.1	asserted by third parties (including claims for negligence) which arise from the use of the Licensed Technology or the Marketing of Licensed Products by the Licensee and/or its sub-licensees; and/or

12.2.2	arising directly from any breach by the Licensee of this agreement provided however that this indemnity for breach by the Licensee is subject to clause 12.5.

12.3	Each of the Licensors will use reasonable endeavours to defend any Indemnified Claim and to mitigate its losses, claims, liabilities, costs, charges and expenses or (at OUI’s option) allow the Licensee to do so on its behalf (subject to the University retaining the right to be kept informed of progress in the action and to have reasonable input into its conduct.) The Licensors will not (except as required by law) make any admission, compromise, settlement or discharge of any Indemnified Claim without the consent of the Licensee (which will not be unreasonably withheld or delayed).

12.4	The Licensee undertakes to make no claim against any employee, student, agent or appointee of OUI, OUSST or of the University, being a claim which seeks to enforce against any of them any liability whatsoever in connection with this agreement or its subject-matter.

12.5	Subject to clause 12.7 and except in relation to the indemnities in clause 6.3 and 12.2, the liability of either party for any breach of this agreement, in negligence or arising in any other way out of the subject-matter of this agreement, will not extend to incidental, indirect or consequential damages or to any loss of profits.

12.6	Subject to clause 12.7, the total aggregate liability of the Licensors to the Licensee accruing under or otherwise in connection with this agreement or its subject-matter, including without limitation liability for negligence, shall in no event exceed:

12.6.1	in respect of liability accruing in the first Licence Year, the amount of the Licence Fee; and

12.6.2	in respect of liability accruing in any subsequent Licence Year, the Licence Fee and the total royalties paid in the previous Licence Year to OUI under clause 8.1.

12.7	Nothing in this agreement shall limit or exclude any liability for fraud or fraudulent misrepresentation or death, or personal injury or any other liability which may not, by law, be excluded.

13.	General

13.1	Registration – The Licensee must register its interest in the Licensed Technology with any relevant authorities as soon as legally possible. The Licensee must not, however, register an entire copy of this agreement in any part of the Territory or disclose its financial terms without the prior written consent of OUI, such consent not to be unreasonably withheld or delayed.

13.2	Advertising – The Licensee must not use the name of OUI, OUSST, the University or the Inventor except any Inventor who is, or has been, a shareholder of the Licensee, in any advertising, promotional or sales literature, without the relevant Licensor’s prior written approval save that the Licensee shall not have to seek re-approval for inclusion in any advertising, promotional or sales literature (but, for the sake of clarity, excluding any investment memoranda or other documentation prepared for the purpose of presentation to potential investors), any statement that has previously been approved by the relevant Licensor or included in any press release approved by the relevant Licensor.

13.3	Packaging – The Licensee will ensure that the Licensed Products and the packaging associated with them are marked suitably with any relevant patent or patent application numbers to satisfy the laws of each of the countries in which the Licensed Products are sold or supplied and in which they are covered by the claims of any patent or patent application, to the intent that the Licensors shall not suffer any loss or any loss of damages in an infringement action.

13.4	Thesis – This agreement shall not prevent or hinder registered students of the University from submitting for degrees of the University theses based on the Licensed Technology; or from following the University’s procedures for examinations and for admission to postgraduate degree status.

13.5	Taxes – Where the Licensee has to make a payment to OUI under this agreement which attracts value-added, sales, use, excise or other similar taxes or duties, the Licensee will be responsible for paying those taxes and duties.

13.6	Notices – All notices to be sent to OUI under this agreement must indicate the OUI Project № set out on the agreement front sheet and should be sent, by post and email unless agreed otherwise in writing, until further notice to: [****], Email: [****] and to OUSST at [****] Email: [****]. All notices to be sent to the Licensee under this agreement should be sent, until further notice, to the Licensee’s Contact and Address indicating the OUI Project No.

13.7	Force Majeure – If performance by either party of any of its obligations under this agreement (not including an obligation to make payment) is prevented by circumstances beyond its reasonable control, that party will be excused from performance of that obligation for the duration of the relevant event.

13.8	Assignment – The Licensee may assign any of its rights or obligations under this agreement in whole or in part, to an Affiliate and only for so long as it remains an Affiliate and the Licensors shall at the request of the Licensee execute a Deed of Novation to bring about that assignment. Except as provided in this clause, the Licensee may not assign any of its rights or obligations under this agreement without the prior written consent of each of the Licensors (such consent not to be withheld or delayed or conditioned except solely on reasonable grounds, that primarily relate to avoiding any detrimental reputational impact on the University or the assignee having insufficient funds to fulfil the obligations of this agreement, it being acknowledged and agreed that if the assignee is a publicly listed company with a market capitalisation equal to or in excess of [****] it will be considered to have sufficient financial resources). If either of the Licensors assigns its rights in the Licensed Technology to any person it shall do so expressly subject to the Licensee’s rights under this agreement.

13.9	Severability – If any of the provisions of this agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions will not in any way be affected or impaired. The parties will, however, negotiate to agree the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provision found to be void or unenforceable.

13.10	No Partnership etc – Nothing in this agreement creates, implies or evidences any partnership or joint venture between the Licensors and the Licensee or the relationship between them of principal and agent.

13.11	Entire Agreement – This agreement constitutes the entire agreement between the parties in relation to the Licence to the exclusion of all other terms and conditions (including any terms or conditions which the Licensee purports to apply under any purchase order, confirmation order, specification or other document). The Licensee has not relied on any other statements or representations in agreeing to enter this agreement and waives all claims for breach of any warranty and all claims for any misrepresentation, (negligent or of any other kind, unless made by OUI or OUSST fraudulently) in relation to any warranty or representation which is not specifically set out in this agreement. Specifically, but without limitation, this agreement does not impose or imply any obligation on the Licensors or the University to conduct development work. Any arrangements for such work must be the subject of a separate agreement between OUSST and/or the University and the Licensee.

13.12	Variation – Any variation of this agreement must be in writing and signed by authorised signatories for both parties. For the avoidance of doubt, the parties to this agreement may rescind or vary this agreement without the consent of any party that has the benefit of clause 13.14.

13.13	Waiver – No failure or delay by either party in enforcing its rights under this agreement, or at law or in equity will prejudice or restrict those rights. No waiver of any right will operate as a waiver of any other or later right or breach. Except as stated to the contrary in this agreement, no right, power or remedy conferred on, or reserved to, either party is exclusive of any other right, power or remedy available to it, and each of those rights, powers, and remedies is cumulative.

13.14	Rights Of Third Parties – The parties to this agreement intend that by virtue of the Contracts (Rights of Third Parties) Act 1999 the University and the people referred to in clause 12.4 will be able to enforce the terms of this agreement intended by the parties to be for their benefit as if the University and the people referred to in clause 12.4 were party to this agreement. Subject to the foregoing, this agreement does not give rise to any other rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

13.15	Governing Law – This agreement is governed by English Law, and the parties submit to the exclusive jurisdiction of the English Courts for the resolution of any dispute which may arise out of or in connection with this agreement except in relation to any action in relation to Intellectual Property Rights or Confidential Information which may be sought in any court of competent jurisdiction.

AS WITNESS this agreement has been signed by the duly authorised representatives of the parties.

Signed by a director duly authorised for and on behalf of Oxford University Innovation Limited	)
)
)
)

sign here: [****]
Director

Signed by a director duly authorised for and on behalf of Oxford University (Suzhou) Science & Technology Co., Ltd	)
)
)
)

sign here: [****]
Director

Signed by a director duly authorised for and on behalf of Oxsed Limited	)
)
)
)

sign here: [****]
Director

Schedule 1

Definitions

[****]

Schedule 2

Definitions of Additional Terms

[****]

Schedule 3

Development Plan

[****]

Schedule 4

Deed of Covenant

[****]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [****], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

[****]
Oxsed Limited
Ash Tree Farm,
Faringdon Road,
Cumnor,
Oxford,
OX2 9QX

General Manager,
Oxford University (Suzhou) Science & Technology Co., Ltd
Building A, 388 Ruo Shui Road,
Suzhou Industrial Park,
Jiangsu,
P.R. China, 215123

Direct Tel.: [****]
E-mail: [****]

[ ] October 2020

Ref: OUI Projects 17730, 17733 and 17999

Dear Sirs

Re. The Licence Agreement between Oxford University Innovation Limited (“OUI”) between Oxford University Innovation Limited, Oxford University (Suzhou) Science & Technology Co., Ltd (“OUSST”) and Oxsed Limited (the “Licensee”) dated 10 June 2020 (the “Licence Agreement”).

This letter (“Amendment Letter”) an amendment that OUI, OUSST and the Licensee have agreed to make to the Licence Agreement to include a further patent application in the Licence Agreement as an Inventor Improvement.

Defined terms used in this Amendment Letter (unless stated to the contrary) have the same meaning as given to them in the Licence Agreement.

Amendments to the Licence Agreement

1.	In consideration of reimbursement of past patent costs of ₤3,710 plus VAT incurred by OUI on OUI project 17999 that the Licensee will pay within thirty (30) days of receiving an invoice from OUI following the Covid-19 Public Health Emergency Period, it is agreed that:

a.	Schedule 2 of the Licence Agreement is amended so that the following patent application (the “New Application”) will be added to the Applications list:

“United Kingdom Patent Application No. 2012480.6 entitled “Optimised primer design to stablise the performance of RT-LAMP” with a filing and priority date of [****].

b.	Clause 8.11 of the Licence Agreement is deleted in its entirety and replaced with:

“8.11 Except as expressly set out in this agreement the Licensee shall not be required to make any payments directly to OUSST in connection with this agreement. The parties acknowledge and agree that the payments set out in this clause 8 to OUI are made by the Licensee for the benefit of both Licensors and OUI shall pay to OUSST [****] percent ([****]%) of Net Receipts

2.	The New Application will be included in the definition of Applications and the obligation of the Licensee to reimburse OUI for all ongoing patent costs of whatever the nature incurred by OUI in the prosecution, maintenance and renewal of the Applications in clause 5.2 of the Licence Agreement will apply to the New Application.

3.	This Amendment Letter will become effective on the date of signature of the last party to sign.

4.	Our respective rights and liabilities under the Licence Agreement which have accrued up to the effective date of this Amendment Letter remain unaffected except as may be expressly stated in this Amendment Letter.

5.	This Amendment Letter is supplemental to the Licence Agreement and except as specifically amended by this letter the Licence Agreement shall continue in full force and effect in accordance with its terms.

6.	This Amendment Letter is governed by the laws of England and the parties accept the exclusive jurisdiction of the English Courts in respect of any claim or dispute arising out of or in connection with it except for injunctive relief which may be sought in any court of competent jurisdiction.

Yours faithfully

Signed:
[****]

for and on behalf of Oxford University Innovation Limited.

Position:	[****]	Dated:	14 October 2020 | 14:54 BST

2

I, [****] acting for and on behalf of Oxsed Limited hereby agree to the contents of this letter.

Signed:
[****]

Position:	[****]	Dated:	14 October 2020 | 07:16 PDT

I, [****] acting for and on behalf of Oxford University (Suzhou) Science & Technology Co., Ltd hereby agree to the contents of this letter.

Signed:

[****]

Position:	[****]	Dated:	14 October 2020 | 15:02 BST

3